Exhibit 99.2

New Residential Investment Corp.	NRZ	Q2 2013 Earnings Call	Aug. 7, 2013
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PARTICIPANTS

Corporate Participants

Sarah Watterson – Director of Investor Relations, New Residential Investment Corp.

Wesley R. Edens – Chairman, New Residential Investment Corp.

Paul Stockamore – Senior Vice President, New Residential Investment Corp.

Robert Joab Williams – Chief Financial Officer & Treasurer, New Residential Investment Corp.

Jonathan R. Brown – Chief Accounting Officer, New Residential Investment Corp.

Other Participants

Douglas M. Harter – Analyst, Credit Suisse Securities (USA) LLC (Broker)

Henry J. Coffey – Analyst, Sterne, Agee & Leach, Inc.

Jason M. Stewart – Analyst, Compass Point Research & Trading LLC

Ryan O’Steen – Analyst, Keefe, Bruyette & Woods, Inc.

Matthew P. Howlett – Analyst, UBS Securities LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good morning. My name is Holly, and I’ll be your conference operator today. At this time, we’d like to welcome everyone to the New Residential Second Quarter 2013 Earnings Conference Call. All lines have been placed on mute to prevent background noise. After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions]

I’d now like to turn today’s conference over to Ms. Sarah Watterson. Please go ahead, Sarah.

Sarah Watterson, Director of Investor Relations, New Residential Investment Corp.

Thank you, and welcome to New Residential’s second quarter earnings call. Today, with me, I have Wes Edens, Chairman of the Board; Ken Riis, CEO; Robert Williams, CFO; and Paul Stockamore, who manages our Excess MSR, non-Agency RMBS portfolio.

Certain statements made today are may be forward-looking statements and not statements of fact. These statements describe the company’s current beliefs regarding events that by their nature are uncertain and outside of the company’s control. The company’s actual results may differ materially from the expectations expressed in any forward-looking statements. So do not place undue reliance on any forward-looking statements. I encourage you to read the disclaimers in our earnings release and supplement regarding forward-looking statements and expected returns, and to review our most recently filed documents with the SEC.

Thank you. And I would now like to turn the call over to Wes.

Wesley R. Edens, Chairman

Great. Thanks, Sarah. Welcome everyone. This is our inaugural call for New Residential. We’ve had some calls with you, shareholders and analysts with regards to our spin activity and whatnot, but as a public company, this is our first quarter. It’s actually exactly 0.5 of a quarter as the company was spun off from Newcastle on May 15. This is a business that has primary exposure to

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New Residential Investment Corp.	NRZ	Q2 2013 Earnings Call	Aug. 7, 2013
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the U.S. residential housing markets and an element of that as well as the consumer markets in the U.S. Those are gigantic markets. We think that there’s a tremendous amount of interesting things going on and the opportunity set is a vast one.

It’s a portfolio that was constructed to perform well in high volatility environments. It’s a portfolio that we expect to perform very well in higher rate environments, and we got a test of that thesis really right out of the block. I think seven days after the company was spun out is when – their Chairman announced that they were contemplating reducing QE or eliminating QE, the market went through a tremendously volatile period in the month of May. If you look at some of the benchmark issues, so Fannie Mae, 3.5%s had roughly an 8 point swing over the course of the other quarter that went from mid [ph] 105s down to mid 94s. (02:29)

The ABX market which is a good proxy for the non-Agency investments that we invest in, again, about a 10 point swing. I think the high was 76 basis points, the low about 67 basis points. 10-year interest rates went up fairly dramatically in the quarter, I think the total volatility over the course of quarter was about 80 basis points. Quarter-over-quarter rates up 63 basis points. Across all that backdrop at the end of it all, our book value at the time of spin to a book value at the end of quarter, we’re up about 3.5%. So we think a great start to the company and it’s got a lot of interesting things ahead of it.

We put out that supplement that I’ll refer to and Paul will refer to as we go through the presentation. We went through a lot of effort to try and make our disclosure on this top shelf, and I’m very happy with this initial presentation, hopefully, you guys will like it as well.

If you flip on to it now on page four, the highlight page, let me just run through a handful of things that were notable that happened in the quarter. And then in just a minute, I’ll turn it over to Paul. So the first and most obvious notable fact was just the birth of the company. Spin-off of New Residential was spun out from Newcastle on May 15. Earlier in the quarter on the 1st of May – or the 1st of April, excuse me, we made a very large consumer loan investment, a $241 million investment in a portfolio of consumer loans that are partially owned and serviced by our [ph] brother (03:53) company, Springleaf, that portfolio had a very, very good quarter and there’s a lot of room to be optimistic about that. We’ll talk about that a little later.

The Excess MSR investment, it’s about 50% of our balance sheet is invested in Excess MSRs. We expect them to do well in higher interest rate environments and that’s exactly what happened. We made some investments over the quarter that Paul will talk about. The pipeline for the MSR book right now is considerably more robust than it was even 50 days ago, and I think there’s a lot of reason to be optimistic about the flow of products. And the market continues to evolve, it continues to become more and more competitive.

At the same time, the forces that really we thought were in play at the beginning of this whole cycle, namely, higher capital requirements for the banks, more regulatory pressures, those pressures have only continued to increase. So we do think that there’s a lot of more to do. We settled on a big chunk of the MSRs that we had committed on back in January. We’ve got – the remaining MSRs are teed up to go here shortly that, again, Paul will talk about.

Lastly, we continue to add to our non-Agency positions. These are primarily floating rate. I think over 90% of the portfolio is actually floating rates. So they’re very low duration portfolios of loans that are serviced by our other sister company, by Nationstar, and again, Paul will talk about the investment characteristics of that.

So when you look at page five, we show the business is extremely clean and very simple company to follow right now. About half of the portfolios in Excess MSRs that are producing returns right now in the high-teens on unleveraged basis. The non-Agency positions, we’ve got $630 million in assets, $217 million of invested equity. So it’s term financed positions that are – virtually, all of them serviced by Nationstar.

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New Residential Investment Corp.	NRZ	Q2 2013 Earnings Call	Aug. 7, 2013
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The consumer loan investment, which was a one-off idiosyncratic investment, I am more optimistic today that there may be other follow-on investments than there was before. We just thought that this, on a standalone basis, was very attractive. We think the returns on this are going to be plus or minus around 30%. I think that there’s, again, room to be optimistic about even being better than that. So it’s been a tremendous investment for us and one that has worked out very well in the very short time that we owned it.

And then there’s some [ph] tag-ins (06:06) of a handful of residential mortgage loans. The Agency RMBS portfolio, we’ve gotten questions from investors because obviously, given all the volatility in the mortgage market over the course of the quarter, people are very concerned about how volatile is that and should they be concerned about it. At the end of the day, we have a page of disclosure later on that you can flip to. But at the end of the day, these are extremely short-term securities that have initial interest rate caps of 500 basis points. They really are securities that have effective durations of about a year or so. Paul will walk through the detail on that at the end. The price movement of them at the end of the quarter was actually very modest, given the fluctuations in the mortgage market and they’re just there for 40 Act compliance.

So if you flip to the first section, the MSR portfolio. Let me just make a couple of overall statements, then I’ll turn it over to Paul Stockamore. Page seven, we show you that we’ve got really two – we really break our portfolio into two pieces. The Agency MSRs, the Fannie, Freddie and Ginnie Maes and the non-Agency PLS portfolio. They obviously have very different prepayment and credit characteristics, and Paul can talk about kind of what they’re doing on that. All of them are – or virtually all of them are loans that we think have some form of credit impairment which is a specific form of investment that we have really targeted, and we’ll talk about why we want to do that.

If you look at page number eight, and I’ll – then I will just turn over to Paul – this is our attempt to layout the portfolio with its kind of base case returns, and to show the sensitivity is to show you kind of what you’re really rooting for both in terms of prepayments fees, recapture rates and then delinquencies and severities. [ph] They in fact (07:43) affect all of these a little bit differently. So it’s a portfolio that we are extremely happy with right now. It’s about $600 million. We’re adding to it as we speak. And to walk through it, the non-Agency stuff, I’ll turn it over to Paul. Paul?

Paul Stockamore, Senior Vice President, New Residential Investment Corp.

Thanks, Wes. So I’m going to start on page seven and just frame the kind of portfolio that we’ve been able to selectively pick and choose over the last 18 months. And so right now, the entire portfolio is about $300 billion of UPB. In the second quarter, we closed on approximately $104 billion UPB and invested $140 million. And also, the profile of the stuff that we closed in the quarter is very consistent with the existing portfolio that we have.

As Wes mentioned, the portfolio is predominantly a credit impaired portfolio which, again, we prefer and we’ve actually targeted. And the reasons we target it is that these borrowers typically have fewer refinance options as well as they have some kind of credit stress where we think that the performance of Nationstar, the servicer, can overall drive to higher returns and improve the overall performance of the portfolio.

So walking through the portfolio, we really think about it in two different ways. We think that we have an agency portfolio that is $162 billion of UPB, a non-Agency portfolio that’s $135 billion of UPB. And so let’s take the Agency portfolio. The characteristics right now, it’s 5.1% WAC versus a 4.5% current coupon. So a lot of these borrowers are close to [ph] dealing out (09:20) money in terms of refinance options. The average loan age is about 5.5 years.

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New Residential Investment Corp.	NRZ	Q2 2013 Earnings Call	Aug. 7, 2013
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Credit characteristics, look at the FICO in the LTV. These borrowers, really, their only refinance option is through a HARP-like government refinance program where we have – we experienced recapture rates north of 50%, and as well as the FICO scores a little bit credit distressed. And so these are ones that have fewer options.

In terms of performance of this portfolio, life-to-date, the speeds have come in at 18% CPR. In the quarter, they ticked up slightly, but again, those are really from borrowers who are utilizing the HARP program, and we’ve seen higher recapture rates. And as well on the recapture rate side, to date, 31% in the quarter continues to see a positive trend. And really, for the portfolios that we’ve held for over year, we have seen recapture rates north of 50%.

On the non-Agency portfolio, this – an initial investment of $223 million, the portfolio right now is about $130 billion UPB. This portfolio is a little more seasoned than the Agency portfolio, 89 months. LTV’s a little bit higher, delinquency is about 35%. Difference between non-Agency and Agency is that we actually collect a servicing fee on all borrowers regardless of the delinquency status. So we’re a little insensitive to what the delinquency rates are.

In terms of prepayments, the speeds have consistently trended around the low teens, anywhere from 14% to 16%. What this doesn’t show is that, in fact, the default rate in these – in this pool is actually close to 10% and the voluntary prepayments close to 4%. So when you look at the recapture rates, you think the recapture rates seem low, but it’s on a relatively small percentage of the overall prepayments of the portfolio.

Let me turn to page nine and walk through some [ph] actual (11:12) performance to date. So beginning with – in the second quarter. So of the stuff that we invested in the second quarter, we invested $433 million. We’ve received, life-to-date, $111 million of total cash flow. So approximately 26% of our overall investment over average holding period of 12 months. Specifically in the second quarter, we received $25 million which, again, was – we split roughly 50-50 between what we deem as interest income versus return on capital. Just phenomenal performance.

I’ll just quickly go through the Agency portfolio. So to highlight a few numbers, we’re basically – we’ve invested $381 million initially, to date, we’ve received $73 million. And so that really brings in our cash basis. So if you subtract initial investment versus life-to-date, we’re at $308 million, and the portfolio today after we adjusted for the marks is up to $395 million. So net-net, we’ve – our portfolio today is worth more than what we initially paid for it. In terms of returns, we underwrote a 16% return and the actual returns are 100 basis points higher so far at 17%.

Last comment on the – for the MSRs in terms of pipeline – I’m on page 10. The run-off to the portfolio is approximately a $40 billion a year. And so just looking at what we have in our near-term exclusive pipeline, which really we define as stuff that we’re very close – we’re very close to committing to, that basically covers any kind of run-off that we have for the year.

Notwithstanding, we also have access to some of the new originations that Nationstar has on a annual basis. And that should cover our run rate going – or excuse me, our run-off going forward. Away from that, we see a relatively large pipeline of $360 billion which we have in various stages of dialogue. We think that – the trends that we’ve seen in the market that we indentified pretty much since the beginning continue to hold true. Banks are continuing to be sellers of non-core customers. We think that pressure from regulatory changes, Basel III specially, are also going to create more forced selling and more opportunities which we’re very excited to take advantage of.

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New Residential Investment Corp.	NRZ	Q2 2013 Earnings Call	Aug. 7, 2013
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Now flipping to the non-Agency RMBS portfolio on page 11. This is basically a portfolio of heavily seasoned credit impaired securities. We own a $928 million portfolio that we purchased for $630 million, and so it’s really – it’s at a significant discount. And the goal of the portfolio is how quickly you can recover that current base.

We like seasoned portfolios. We like seasoned loans and seasoned securities more than, call it, prime and newly originated simply because we have a better insight into borrower performance and delinquency trends. If you look at the performance summary to date, we broke it out by vintage, some interesting things to highlight is as you go further back in the vintage, you see the pool they’re trying to clean up in terms of delinquency percentages as well as the percentage of borrowers that continue to make [indiscernible] (14:32) payment are also improving as well.

This is important for us because our primary – [ph] primarial (14:37) strategy is to have – is to target streams which we know that we can access loans. We continue to see a significant disconnect between where bonds trade and where loans trade, and we think that we can unlock that value differential through exercising our clean-up call rates, which, to date, we’ve been successful in collapsing a couple of deals along with Nationstar and we’re very optimistic in the future. Over 94% of the portfolio that we have to date, Nationstar does control the call right.

Looking at the trends. Trends has continued to – overall – to enhance the overall performance of the portfolio. Prepayment fees, delinquencies, severities, all are kind of backward indicators but they all show that they’re improving year-over-year. What’s even more interesting is that if you look at the last collateral trend, which is the, what we call, the roll rate, that’s more of a leading indicator which gives you a sense of what’s happening in the future. These are the borrowers that are rolling from current into a delinquency status. And so even though it’s relatively small percentage going from 2.5% to 2% is a pretty meaningful change that actually it’s going to – that we’ll begin to see going forward.

One last thing to mention on the portfolio is that even though it is mostly a subprime ALT-A portfolio, we are – composition of the bonds that we own are – 84%, they’re senior bonds. And so they represent a big part of the capital structure that have significant amount of protection in terms of any kind of downturn.

In terms of performance – I’m on page 12 – in the quarter, we purchased $180 million face for $140 million. So it’s at discount of $0.77. Those purchases were also consistent with the portfolio we’ve been targeting. We did successfully – or Nationstar collapsed four deals in the quarter. This is relatively a small event but on the bonds that we held in those deals, we accelerated a 24-point gain. In terms of margin performance, as Wes mentioned, there was some heavy volatility in the quarter but from Q1 to Q2, our marks in the portfolio are unchanged, and so we still have a $23 million unrealized gain. And a last point to mention is that over 76% of the portfolio, we were able to successfully finance in a facility that is not subject to margin calls.

So last thing to mention, in terms of what we’re rooting for for this portfolio, as you can see in the sensitivities, the prepayments and default rates as the economy continues to heal and housing markets continue to improve, we think that there’s upside in the portfolio where we have – currently, we have levered returns of about 14.6%, which we think can meaningfully increase with the economic tailwinds. In addition to that, looking at the last one, the percentage of UPB collapsed, we think this is really what we’re rooting for, where we have significant control over it. As you can see, our base case returns really don’t factor in any kind of deal collapsed, which we think is probably a very conservative assumption with a very modest 20% to 40% of the deals that we own, if we can collapse those, we can drive returns up to the 20% level. And with that, I’ll turn it back to Wes to talk about consumer loans.

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New Residential Investment Corp.	NRZ	Q2 2013 Earnings Call	Aug. 7, 2013
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Wesley R. Edens, Chairman

Great. Thanks, Paul. Just real briefly, page 13, this is a snapshot of the portfolio that we invested in. So you can see from the map, these are consumer loans for the most part in the nation’s heartland, it was a total portfolio of about $4 billion in face, we paid about $3 billion for it. It was financed with originally $2.2 billion in debt, that’s now paid down to $2 billion. You can see that we at NRZ owned 30% ratably of this. There’s a box on the left hand side that gives you the profile of the borrowers. So the reason for the discount, really a couple things. One, the economics of the [ph] interline (18:09) borrowers, a little bit less than where the market is. You’ll see a coupon rate on this 18%, that’s a full 1,000 basis points or so less than other portfolios which we see are prime portfolios, one. Two is FICO, a little low, delinquencies and performance, a little bit less than where the markets standards were. That’s why we end up – by buying at a discount.

If you look at the page 14, the performance of the portfolio, given the price that we paid for it, has been exceptional thus far. As the box at the bottom, the collateral performance is one that I really point to. If you look at the, CDR, the charge-off rates, this is the rate at which borrowers are actually being charged off within the portfolio. Second quarter 2011, so just at the tail end of the crisis, 17.6%, that dropped down to 13.6% in the second quarter 2012, has continued to drop, it’s now 11.4% today. Again, for context, prime portfolios in the consumer portfolio, we’d see frequently are 5% or less, so there is still, we think, a fair bit of incremental performance that can come out of this, but obviously, the trends in this are extremely favorable.

And if you look at page 15, what are the things that influence that. Of course, it is jobs, it’s employment and even as the recovery has been a modest one, it has been a consistent one and we think that that’s [ph] probably the biggest single factor for it.(19:29)

The Springleaf, our sister company, is going to take over the servicing as of the 1st of September. So we’re just less than a month away from that. We are very happy with what their performance is. That’s a company – there’s public information on them in the form of the bonds that they have outstanding, but they have had exceptional performance in their portfolio, we think that they’re going to do nothing but add to the servicing and collections of this portfolio.

And then on page 16, what does this mean in terms of the value of it. Basically, if you take the existing investment and look at the what the upside would be if it were to sell for what we think is a fair price for it, given the performance over time, of a much lower return. So we don’t think that 30% of the market return, obviously, but 15%, and even 10%. The lifetime sensitivities, now the way to read this table is at a 10% rate of return, using the same underlying loss assumptions, you generated $129 million gain on a mark-to-market basis on the $241 million invested.

If you drop your CDR, which is what we think is in the process happening right now, to 8%, that gain would go from a $129 million up to $237 million. These are just to give you some sense of what it is we’re rooting for. And again, as the portfolio continues to perform, this is the kind of information that we’re going to give to you. So with that, one thing, to turn back over to Paul, just – Paul, why don’t you walk through the Agency ARM update just to give people some clarity on that, and then we’ll turn it over to questions.

Paul Stockamore, Senior Vice President, New Residential Investment Corp.

Sure. So on page 17, really, the goal of this page is while we think this is a relatively small percentage of overall portfolios, we wanted to give some substantial disclosure in terms of what we actually own. The purpose of our Agency ARM book is predominantly for 40 Act reasons. And so even though we get to a $1.1 billion portfolio, it has an extremely short duration. And in fact, the behavior of the portfolio really acts more like a Treasury bill versus being more like a longer

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New Residential Investment Corp.	NRZ	Q2 2013 Earnings Call	Aug. 7, 2013
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duration asset [audio gap] (21:33-21:38) The portfolio is 100% ARMs. The first coupon adjustment is close to 500 basis points. So we think that’s meaningful protection in terms of any movement in interest rates. Over the quarter, the portfolio was down only $6 million, relative to our overall book value, that’s less than 0.5%. And we think that, going forward, this portfolio being in the ARM portfolio will just move along with interest rates.

Wesley R. Edens, Chairman

Great. Thanks. And actually one thing, so – turn over to Robert Williams, CFO, to walk through the financial update. Robert?

Robert Joab Williams, Chief Financial Officer & Treasurer

Sure. Thank you, Wes. As we mentioned, a couple times, we spun New Residential out on May 15. So what’s important is within the second quarter, the independent publicly traded company was in existence for 45 days. However, under GAAP, we report our full quarter. So for the full quarter, we had GAAP income of $109 million, which is $0.43 per diluted share. Core earnings for the full quarter was $37.5 million, or $0.15 per diluted share.

When we look at the post spin 45-day period, our GAAP income was $85 million, or $0.33 per diluted share, and again core earnings for that post spin 45-day period was $18 million, or $0.07, for this again, this post-spin period. Our second quarter common dividend was paid based on our earnings generated by New Residential as a standalone public company or, again, for the second 45 days of the quarter.

We paid a common dividend of $18 million, which is $0.07 per share, which represented 100% of our core earnings. Our quarterly results were impacted by having approximately $112 million of average uninvested cash for the quarter. If we’d invested this capital at 15% return for the quarter, our results would have increased by about $0.02 per diluted share.

A quick update on liquidity. Our cash available on a invested pro forma basis after activity – after 2Q activity end was approximately $60 million.

So with that, we’ll open up the floor for questions.

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New Residential Investment Corp.	NRZ	Q2 2013 Earnings Call	Aug. 7, 2013
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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And your first question will come from the line of Douglas Harter, Credit Suisse.

<Q – Doug Harter – Credit Suisse Securities (USA) LLC (Broker)>: You could talk about – looks like on Pool 7 and 8, the expected IRR on those declined. If you could just give us some explanation behind that.

<A – Paul Stockamore – New Residential Investment Corp.>: Sure. I mean I think what we’ve done – in general, what we’ve done in our portfolio, we’ve held our underwriting assumptions consistent. And so while we’ve seen some pricing pressure in terms of – as we continue to move along, we think that there is meaningful upside in the portfolio. And so while rather than adjusting our assumptions, we underwrite to a conservative yield. And then, as Wes mentioned, through driving improvements in delinquencies and as well as prepayments and recapture rates, we think that we will be able to see higher teens returns.

<Q – Doug Harter – Credit Suisse Securities (USA) LLC (Broker)>: So I mean I guess, would there be any impact from the higher rates on those and I guess has that been flowing through?

<A – Wes Edens – New Residential Investment Corp.>: Well, I mean we obviously think that higher rates are going to impact prepayments. So we showed the range, the sensitivity page we put together was specifically to try and get people a very clear snapshot into what could happen if rates were to really move and thus, prepayments would really slow. So if you take – if you look at the page, if you go from 15% in underwritten rate across the portfolio down to a 5% rate, which I think is something that you would get if rates were up a couple hundred basis points, the portfolio goes up in value on that one metric alone by about $0.5 billion. So again, there are very few things in the plan that would actually go higher in value as rates were to raise. This happens to be one of them, and this is a very, very clear kind of metric to kind of look at in that regard.

<Q – Doug Harter – Credit Suisse Securities (USA) LLC (Broker)>: But the IRR assumptions does not reflect any of that through your assumptions?

<A – Wes Edens – New Residential Investment Corp.>: It really doesn’t. As Paul said, we underwrite to where we underwrite and we’ve kind of reported it faithfully. I think – I hope you guys like the disclosure. We – in addition to the aggregate disclosure we’re walking through here, there is disclosure on every single pool [ph] and they’ll ask to show (26:01) what it is. So obviously, that’s designed to give you real visibility on what’s going on. The aggregate numbers are what, of course, we pay attention to, because that’s what really drives our abilities to pay dividends and earn money and generate returns for shareholders. But the disaggregation of that underpinning that portfolio by portfolio is what you see in the back of those.

<Q – Doug Harter – Credit Suisse Securities (USA) LLC (Broker)>: Great. And then I was hoping you could walk through what the difference – on the consumer loan portfolio, what the difference between the GAAP earnings and kind of the core earnings would be on that portfolio.

<A – Wes Edens – New Residential Investment Corp.>: Hey, Jon Brown – we’re in two different places – Jon Brown are you there? Walk through – I mean I think that the difference in the GAAP earnings is just the leverage, right. So it’s the leverage and the fact that the leverage is basically paying – the cash flows from the portfolio are paying down the leverage, so you’re showing – that’s why the book value of the investment actually went up over the quarter because what happened, essentially, is we took cash flows and reduced the amount of debt rather than bringing in the cash earnings, that’s why our – we didn’t really change the mark on the portfolio. What happened is you’re just basically adding to the book value by adding in the returns for the quarter. That’s the kind of the short answer to that.

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New Residential Investment Corp.	NRZ	Q2 2013 Earnings Call	Aug. 7, 2013
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<A – Jon Brown – New Residential Investment Corp.>: Did you want me to hop in on the core earnings versus GAAP on the consumer loans?

<A – Wes Edens – New Residential Investment Corp.>: Yeah. Go ahead, Jon.

<A – Jon Brown – New Residential Investment Corp.>: Sure. So the core earnings is actually really easy to explain. The core earnings on the consumer loans is simply based on a level yield methodology. So all the cash flows from the loans are treated equally and the yield is even over time. And that’s kind of the easiest way to think about it and that’s the way we underwrote the portfolio.

On a GAAP basis, based on some of the loans not falling into an accounting regime where you can use a level yield, the GAAP basis earnings are going to be choppy over time based on your actual cash receipts both on the interest side on the coupon and on the charge-offs on the loans when they go – when they default is going to cause a great deal of choppiness from the GAAP side. So that’s why we decided to go with a level yield methodology for our core earnings.

<Q – Doug Harter – Credit Suisse Securities (USA) LLC (Broker)>: Great. Thank you.

Operator: Your next question comes from the line of Henry Coffey, Sterne Agee.

<Q – Henry Coffey – Sterne, Agee & Leach, Inc.>: Good morning, everyone, and thanks for all this information. And you are right, it is a wonderfully simple company to understand. A couple of questions, if you look at the interest income reported for the quarter and divided by whatever the average MSR is, what sort of effective yield would that suggest and is that the best way to really think about this portfolio?

<A – Paul Stockamore – New Residential Investment Corp.>: I mean I think it’s not a bad proxy. So I mean just think about the cash flows for the MSR book was [indiscernible] (29:09)

<Q – Henry Coffey – Sterne, Agee & Leach, Inc.>: No, no, the interest income, the one – because a portion of the cash flows in the MSR, isn’t that just – it’s like [ph] going in an (29:17) IO, it’s just return on principal.

<A – Wes Edens – New Residential Investment Corp.>: Yeah. Well, the interest income is basically an estimate of what is return on principal.

<Q – Henry Coffey – Sterne, Agee & Leach, Inc.>: Right. And if you divided A by B, what would that number look like?

<A – Wes Edens – New Residential Investment Corp.>: It’s a current return. It actually is as it’s reported. So at 17% return that we show on the overall portfolio, that’s the interest income. That’s the current yield on it.

<Q – Henry Coffey – Sterne, Agee & Leach, Inc.>: And that really is – and that seems to be tying in nicely to your internal rate of returns as well, right?

<A – Wes Edens – New Residential Investment Corp.>: It is. They’re basically the same. [ph] In some levers (29:46) like this, there’s very little other things that can influence it, so it really is the same [ph] dime. (29:50)

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<Q – Henry Coffey – Sterne, Agee & Leach, Inc.>: But – when you look forward, we’re probably going to see two sorts of MSRs released either late this year or early next. Pricing is going to range everywhere from 60 basis points for highly distressed PLS to probably over 100 basis points for clean MSRs. There’ll be more of the clean stuff coming over the next three to four years. Can you structure a levered capital situation where you not only can buy the historical business that you’ve been buying and made that 17% on, but perhaps also find a way to buy cleaner, more leverageable servicing?

<A – Wes Edens – New Residential Investment Corp.>: Yeah, it’s really an interesting question, Henry, we’ve got – it has really been a market of two types of MSRs, to date, for the most part, which has been…

<Q – Henry Coffey – Sterne, Agee & Leach, Inc.>: Right.

<A – Wes Edens – New Residential Investment Corp.>: The credit impaired agency and then the PLS, which is, by definition, been credit impaired. And now with the new origination volumes being what they are, you’ve seen a handful of portfolios that have traded on the new stuff and certainly we’ve see that. One window that we have into the activity is that to the extent that we have been rewriting business, in other words, recapturing the loans that have been – being refinanced, the actual prepayment rates, which is something we will break out as that becomes more meaningful over time, they’ve really been next to zero. So those are…

<Q – Henry Coffey – Sterne, Agee & Leach, Inc.>: Right.

<A – Wes Edens – New Residential Investment Corp.>: Those are tremendous assets to own. And if you look back in the very first portfolio that we have, we have nearly $1 billion of new MSR that we have rewritten that we think is just the solid gold. Now I think when you look at the new portfolios, the risk of them, as the price goes higher, is your dependence upon your refinanceability; recapture them, it gets higher and higher.

So for example, there was a portfolio we looked at recently where we thought it was attractive from an economic standpoint. We didn’t – would not have controlled the recapture in the same way that we would have on other portfolios and, as a result, ended up passing on it. We dropped our bid and passed on it because I just thought there was – from a risk adjusted standpoint, it was just out of sync with what [ph] this is. (31:59)

I do think that as the second half of the year goes on, you are going to see a lot of action in the market on MSRs that are some of what we own right now. So I do think that there is a lot more of this to come in some form or another. But this time next year, this time two years from now, I think the activity will be dominated by the new origination stuff and so you’ll have – really have these kind of three classes of MSRs to keep track of.

<Q – Henry Coffey – Sterne, Agee & Leach, Inc.>: But you think you can find a structure within NRZ that will allow you to buy these, we’ll call them 9% to 10% yielding MSRs.

<A – Wes Edens – New Residential Investment Corp.>: Yeah, we obviously – our investment objectives are higher than that, so we would have to think that it was a better return than that. I think when you really look hard at an MSR that’s priced to a 9% or 10% rate right now, there’s a lot more downside than upside to that. And the – this sounds like a very simplistic thing to say, I’ll say it anyhow, is that with an interest rate sensitive investment like this, once its prepaid, it’s gone, right? So what you’re doing, I mean IOs [ph] go on (33:05) prepay, once they [ph] hit (33:06) prepay, they’re gone. So – and you get to be very cautious in those type of investments.

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And you can certainly add financial leverage to increase returns, but that’s not – that has not been our position or statement thus far. We could obviously improve the economics of this portfolio by leveraging it. We generated substantial returns without that, and that’s going to be our base case right now. And what the structures look like on the new origination stuff, we’ll have to see. I think there’s – without kind of getting into the details, there are other ways we think that you can access those MSRs on a bit more of a kind of an operating basis that we think can generate the kinds of returns that we want. So hopefully, you’ll see some good action from us in the second half of this year along those lines.

<Q – Henry Coffey – Sterne, Agee & Leach, Inc.>: And then on the consumer loan portfolio, and this may be overly simplistic, these are real estate secured, not real estate secured loans, and what is the real lever for turning those assets into cash?

<A – Wes Edens – New Residential Investment Corp.>: Look, the consumer loan business is a gigantic one. $2.5 trillion, we have a big stake in it in our company Springleaf. And – so we are very, very familiar with [ph] markets in general (34:11). [ph] Hence, (34:13) these are for the most part unsecured. When we say unsecured, in many cases, they have some form of collateral. The collateral could be a boat, a car, even the mortgage on a house. But for the most part, they really are unsecured financings. They are installment credit as opposed to revolving credit, right?

<Q – Henry Coffey – Sterne, Agee & Leach, Inc.>: Right. Right.

<A – Wes Edens – New Residential Investment Corp.>: And so – which makes them, from a static kind of loan analytical perspective, much easier to understand and predict their behavior than on a revolving basis. So we like the business a lot. This is a portfolio that was a legacy portfolio that was being sold. It had some impairments in terms of its credit worthiness, it had impairments in terms of its overall coupon, that’s why it traded at a discount where we don’t think the rest of the market really does trade at a discount, but so we’re very happy with the acquisition.

<Q – Henry Coffey – Sterne, Agee & Leach, Inc.>: But what’s the magic to getting the customer to pay you?

<A – Wes Edens – New Residential Investment Corp.>: People – there’s a [ph] rule on (35:06) this country, and people for the most part pay back what they borrowed, not in every case, but that’s what it is.

<Q – Henry Coffey – Sterne, Agee & Leach, Inc.>: Are you then able to offer a future inducement of additional access to credit or…

<A – Wes Edens – New Residential Investment Corp.>: That’s actually a big part. We’re doing some really – I mean this is not the right call to talk about it, but we’re doing some really interesting things on the consumer side that I hope we will be talking about in the context of Springleaf sooner rather than later, but we think that there’s a lot you can do for those customers in addition to providing them just [ph] sheer (35:31) capital. So…

<Q – Henry Coffey – Sterne, Agee & Leach, Inc.>: Great. No, I agree with you. Thank you.

<A – Wes Edens – New Residential Investment Corp.>: You bet.

Operator: Your next question comes from the line of Jason Stewart, Compass Point Research.

<Q – Jason Stewart – Compass Point Research & Trading LLC>: Hi. Thanks. On the – I just want to go back to Doug’s question on the performance of Pool 7 and 8, and it looks like the CPRs are outside – a little bit outside of the band you initially expected. And just wanted to get at what the

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driver of that was, whether it was HARP activity or perhaps it was expanding credit underwriting guidelines from competitors. Any more color on what’s driving the increase in CPR? If I’m wrong in that, it’s not what’s causing it, correct me.

<A – Paul Stockamore – New Residential Investment Corp.>: Yeah. I think you nailed it with the first point, it’s that each Pool 7 and 8 has a relatively high HARP concentration and so in terms of timing of when Nationstar is able to target those borrowers and recapture those loans, it’s unclear but it’s also [ph] to define that (36:28) population. And so whether the pool prepays faster in the short term and then slows down quicker, or if it’s more on a level basis, what we’re seeing is that Nationstar has been able to effectively go after those loans specifically, and actually seen a pretty impressive response rate. And so we think that that’s something that’s going to taper as interest rates rise and as that population declines.

<Q – Jason Stewart – Compass Point Research & Trading LLC>: Okay. I agree. We’ve seen Nationstar be very successful in recapturing it. Is there any lag between when it’s reported as a CPR and when it’s reported as a recapture?

<A – Paul Stockamore – New Residential Investment Corp.>: So the way we report recapture is actually when the loan is actually redelivered. So let’s assume that the period’s about 45 days or so, so there’s a small lag in recapture rates.

<Q – Jason Stewart – Compass Point Research & Trading LLC>: Okay. Got it. And then one follow-up on the consumer loan, and obviously it’s funded today, but we’ve seen Springleaf be pretty successful in executing some term deals in the market at significantly higher leverage ratios and probably better funding costs. Once the portfolio is being serviced and you can get the rating agencies on board, any updated thoughts on accessing the term market with at least a portion of the portfolio?

<A – Wes Edens – New Residential Investment Corp.>: Yeah. The acquisition we ended up funding, I think, at a better level than where the market was. And I’d say that a big part of the reason why we’re generating 30% returns on this is because the price ended up being opportunistic with respect to what financing we got in place. I think that that’s the short answer to that.

Specifically, on the question of refinance or restructuring this, I do think that there is better debt that’s available as this portfolio has more experience and goes forward over time. The overall cost of leverage on this transaction is about 3.75%. So on a nominal basis, it is higher than where the financing got done for Springleaf certainly, but 3.75% is a pretty [ph] sporty (38:24) rate to start with. So there could definitely be some early return of capital, the extent that we want to re-leverage it, we’re saying to something that’s very, very plausible for us now, and we think the rates could be better. But at the moment, with the current capital structure in place, it’s generating, plus or minus, a 30% return. So it’s something we’re very happy with.

<Q – Jason Stewart – Compass Point Research & Trading LLC>: Okay. One last one, as I look at FIG and look at the Excess MSR Fund 1 and 2, the amount of capital that’s been raised for both of those funds, I mean it seems pretty clear that the suggestion of the pipeline is still a little bit larger than reported here. And perhaps, if you could just comment on how we [ph] foot (39:06) the capital being raised there, whether NSM, FIG, NRZ continue to expect to risk share or effectively investment share on all of the transactions or if there’s a differing set of opportunities because…

<A – Wes Edens – New Residential Investment Corp.>: Well, look [ph] you always – (39:23) it’s an imperfect science of trying to estimate the future availability of investment, you’re matching it up to investment dollars. So what we have done, historically, is we basically have this kind of split investment roughly a third, a third, a third between Nationstar, private equity funds and then NRZ, and that’s what we anticipate going forward. That could change based on the size of a transaction, the nature of a transaction, et cetera, but I think that that’s a very good rule set to start to walk forward.

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I do think that there is the potential for some very large transactions, similar to what we saw over the last 12 months, to occur because, as I said in my opening remarks, I think that the – the forces that are compelling the banks to think hard about reducing exposure to the mortgage market, capital requirements, regulatory pressures, et cetera have not abated and in fact in some cases, were actually increasing. So I think it’s entirely possible, you’re going to see some big portfolios coming out.

What Paul is really referencing in his pipeline report are things that are in the market now that are actionable and things that we’re working on. So if there appears to be kind of a disconnect between what we think the aggregate opportunity is and the specific portfolios that are out there, it’s really that.

<Q – Jason Stewart – Compass Point Research & Trading LLC>: Okay, thank you. Appreciate it.

Operator: Your next question comes from the line of Bose George with Keefe, Bruyette & Woods.

<Q – Ryan O’Steen – Keefe, Bruyette & Woods, Inc.>: Hi, thank you. Actually, this is Ryan O’Steen on for Bose. I was just curious what drove the decline in the average discount rate you used on the Excess MSRs and just if you could help quantify the impact of that on the MSR valuation.

<A – Paul Stockamore – New Residential Investment Corp.>: Yeah, I mean I think it was a combination of a couple factors but, by and large, it was interest rates. And so as – if you have a portfolio with an average coupon of 5%, and let’s say the 30-year fixed rate at 3.5%, just the refinance incentive for the portfolio is, I’ll call it, 150 basis points on average. And that creates a lot of optionality and a lot of pricing variability. As interest rates rose in the quarter and as we got closer to borrowers being out of the money, we felt that the overall quality of the portfolio improved and, as such, the discount rate – we brought discount rate in. The second factor too, as you know, admittedly there’s definitely more pricing pressure in the market too, so I think that the second component was just given the bid that we saw and called the overall activity in the quarter, we felt that a more, call it, mid teens discount rate going in was consistent with where we were in the bidding on portfolios.

<Q – Ryan O’Steen – Keefe, Bruyette & Woods, Inc.>: Great. Any way you can, I guess, quantify the impact it had on the valuation?

<A – Wes Edens – New Residential Investment Corp.>: No. I mean it’s really the [ph] – it’s false. (42:05) You’re looking at a bunch of different factors to try and come up with valuations. When you look at the price activity of the most liquid instruments, which would be the IOs, right, that’s probably the single biggest factor, that plus actual market transactions, on where things are traded. And I think our market valuations are conservative kind of given the movement of those two bands [ph] now. (42:25)

<Q – Ryan O’Steen – Keefe, Bruyette & Woods, Inc.>: Okay. Thank you.

Operator: [Operator’s instructions] And your next question will come from the line of Matthew Howlett, UBS.

<Q – Matthew Howlett – UBS Securities LLC>: Good day guys. Thanks for taking my question. Just going – looking to the non-Agency portfolio, what’s the timeframe for collapsing what you have

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left? Are you looking to make – I mean are there other additional investments with the recent [ph] sell-off (42:53) in that market. Are you still looking to build that portfolio or are you looking to sort of just collapse it and realize the gain?

<A – Paul Stockamore – New Residential Investment Corp.>: Absolutely, I mean, I think we’re on a growth path for this portfolio. I mean Nationstar services $100 billion-plus of the [ph] not issuing universally (43:08) on call rights on mostly all of it. We own 1% of that portfolio. And so it’s really about staying strict within the terms of sourcing the right part of the capital structure that really enhances the economics of the collapse. And so – but what we saw in the quarter, I mean just given the, call it, the technicals that ensued after Bernanke’s announcement on the Fed taper really created even more of a window in terms of buying opportunities.

There was – the dealers right now are sitting pretty heavy on inventories. There is a large liquidation list in May and June as well where it’s put some pressure – downward pressure on pricing. Fortunately, for our portfolio which is relatively seasoned, we didn’t see much of a movement in pricing, but in terms of near-term buying opportunities, absolutely, we’ll be taking advantage of it.

<Q – Matthew Howlett – UBS Securities LLC>: It looks – clearly, with the levered returns in mid-teens and is possibly higher than – I mean, [ph] the short one is an (44:04) investment case to be made to being in this business, but when you combine it with the servicing the MSRs, I think the goal of this vehicle is to lower the yield requirement to cost of capital given the steadiness of the MSR five, six year cash flows, the leverage. I mean what’s the investment case that combine these two portfolios? I mean do you think the market’s going to recognize the stableness of NRZ’s cash flows, even if you’re using a little bit of leverage with this type of portfolio? Just walk me through sort of the combination [ph] of both decisions (44:31)?

<A – Wes Edens – New Residential Investment Corp.>: I think it’s actually very complementary between the two. They’re both related in the mortgage base, the mortgage base is a big one. The MSR investments, the new investments tend to be episodic in nature. So there are and there will be continuing more flow arrangements, you’ll see more consistent investment additions from that side, but the nature of the business is it’s been episodic sales on the part of financial institutions that have created kind of the investment opportunities.

The non-Agency positions are related, they’re different but related, and we think leveraged to the one with non-mark-to-market debt, generating mid-teen returns in this market of 0% interest rates still is extremely attractive investments. And the – I think that the, as Paul and the group have success in collapsing transactions and adding incrementally those returns, it makes that part of the business even more attractive, and it’s also a business that happens kind of everyday, right, there is – that’s still a very large market. It was a couple trillion dollars at the peak, it’s still $800 billion, or $900 billion of non-Agency securities are out there. So it’s a big and vibrant market, we see a lot of opportunities.

And to the extent that we can actually focus those with our servicing partner, and control both the collapse as well as the refinance and the collections activity of them, we think that those returns are terrific. And I do think that the combination of that over time actually adds to the stability and the stableness of the earnings and also dividends, and hopefully, our cost of capital will really reflect that.

<Q – Matthew Howlett – UBS Securities LLC>: No, you certainly have no peers, I mean, to really comp against. [ph] I think that’s also (46:06) part of the market’s [ph] contribution, (46:08) why you’re not already getting a lower dividend yield requirement. And then just on that point, on – you’re looking at new acquisitions, raising capital down the road. I mean, Wes, you talked about possibly using short-term [ph] NOIs against shares how much there is to (46:22) buy a big portfolio

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and then to term it out later. [ph] You have obviously (46:26) no preferred in the capital structure or any trust preferreds, that was all left at the legacy company. I mean how can we – what can we assume in terms of reasonable corporate debt in terms of leverage in the corporate debt market, what you’d use going forward? Would you issue some short-term borrowing to buy a big portfolio if that came on your screen?

<A – Wes Edens – New Residential Investment Corp.>: Well, I think that having the really unleveraged balance sheet gives us a lot of financial flexibility to look at…

<Q – Matthew Howlett – UBS Securities LLC>: Right.

<A – Wes Edens – New Residential Investment Corp.>: [indiscernible] (46:53) and that’s obviously – that’s an intended result. So we do think that gives us flexibility. We’re working on a bunch of different financing initiatives to try to make that a bit more actionable. We have looked at corporate stuff, we have looked at different kinds of financing lines, nothing is in place right now, but it’s a very, very hot topic around the firm, and we’re looking to that. [ph] So I think that that – (47:14) your point is exactly the right one is, you want to be in a position of to be opportunistic if the situation arises, but you don’t want to have to have a bunch of capital sitting on your balance sheet uninvested in order to do so.

<Q – Matthew Howlett – UBS Securities LLC>: Right. So when you look at a finance you’re looking at everything from the preferred market to converts to – some of your peers use these exchangeable notes. I mean are you looking at sort of everything?

<A – Wes Edens – New Residential Investment Corp.>: We are except I’d say that the governing factor for me is I think that the market will reward transparency and simplicity in virtually every case, and we got an extremely concise business here. We’ve given – we’ve gone to great lengths [ph] of great – (47:52) tremendous transparency for the analyst and investment community. And before I did something that was really, I think, a little bit fancier here on the capital structure, we would think long and hard about it, because I don’t think that that is necessarily always the long-term best solution.

<Q – Matthew Howlett – UBS Securities LLC>: Right. But as I see it now, with your balance sheet, you could be involved with a large [ph] – for them (48:15) a big MSR transaction came out there, I mean NRZ could be involved [ph] obviously (48:19) with the size of your balance sheet here today.

<A – Wes Edens – New Residential Investment Corp.>: Absolutely.

<Q – Matthew Howlett – UBS Securities LLC>: Great. Thanks, Wes.

<A – Wes Edens – New Residential Investment Corp.>: You bet.

Operator: And that does conclude today’s conference call. Thank you for your participation in the New Residential call. You may now disconnect.

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